Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements pertaining to the L Brands, Inc. 401(k) Savings and Retirement Plan:

Registration Statement (Form S-8 No. 33-49871);
Registration Statement (Form S-8 No. 333-110465);
Registration Statement (Form S-8 No. 333-04927);
Registration Statement (Form S-8 No. 333-04941);
Registration Statement (Form S-8 No. 333-118407);
Registration Statement (Form S-8 No. 333-161841);
Registration Statement (Form S-8 No. 333-176588); and
Registration Statement (Form S-8 No. 333-206787)

of our report dated June 22, 2016, with respect to the financial statements and schedule of the L Brands, Inc. 401(k) Savings and Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Grandview Heights, Ohio
June 22, 2016